As filed with the Securities and Exchange Commission on July 17, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Etablissements Delhaize Frères et Cie

“Le Lion” (Groupe Delhaize)

(Exact name of registrant as specified in its charter)*

Delhaize Brothers and Co. “The Lion”

(Delhaize Group)

(Translation of registrant’s name into English)

* The registrant’s charter (articles of association) specifies the registrant’s name in French, Dutch and English.

Belgium	98-0226019
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Square Marie Curie 40

1070 Brussels

Belgium

(Address of principal executive offices)

Delhaize Group 2012 U.S. Stock Incentive Plan

Delhaize America, LLC 2012 Restricted Stock Unit Plan

(Full title of the plan)

G. Linn Evans

Delhaize America, LLC

2110 Executive Drive

Salisbury, North Carolina 28147

(704) 633-8250

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

J. Steven Patterson

Hunton & Williams, LLP

2200 Pennsylvania Avenue, N.W.

Washington, D.C. 20037

(202) 955-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Ordinary Shares without nominal value (“ordinary shares”), represented by American Depositary Shares	4,000,000 shares	$34.21	$136,840,000	$15,681.86

(1)	American Depositary Shares (“ADSs”) issuable upon deposit of ordinary shares of the Registrant are registered under a separate registration statement on Form F-6 (Registration No. 333-156798). Each ADS evidenced by an American Depositary Receipt represents one ordinary share.
(2)	Includes (a) 2,500,000 ordinary shares represented by ADSs to be offered under the Delhaize Group 2012 U.S. Stock Incentive Plan and (b) 1,500,000 ordinary shares represented by ADSs to be offered under the Delhaize America, LLC 2012 Restricted Stock Unit Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the ADSs reported on the New York Stock Exchange on May 24, 2012.
(4)	Pursuant to Rule 457(p) under the Securities Act, $9,574.90 of the registration fee previously paid by the Registrant with respect to its ordinary shares represented by ADSs remaining unsold after the termination of the offering under the Registrant’s Registration Statement on Form S-8, Commission File Number 333-170704, filed on November 19, 2010, is being used to offset the registration fee due in connection with this Registration Statement. Accordingly, a filing fee of $6,106.96 is being paid herewith.

INTRODUCTORY STATEMENT

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), a société anonyme organized under the laws of the Kingdom of Belgium (the “Registrant”), files this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of up to (a) 2,500,000 ordinary shares represented by American Depositary Shares (“ADSs”) to be offered under the Delhaize Group 2012 U.S. Stock Incentive Plan (the “Stock Incentive Plan”) and (b) 1,500,000 ordinary shares represented by ADSs to be offered under the Delhaize America, LLC 2012 Restricted Stock Unit Plan (the “Restricted Stock Unit Plan” and together with the Stock Incentive Plan, the “Plans”). Each ADS represents one ordinary share, without nominal value, of the Registrant. A separate registration statement on Form F-6 (Registration No. 333-156798) has been filed with the Commission registering the ADSs.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to each participant in the Plans pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The rules of the Commission allow the Registrant to “incorporate by reference” information into this Registration Statement. This means that the Registrant can disclose important information to you by referring you to another document.

The following documents filed with the Commission are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the Commission on April 3, 2012; and

(b) the description of the Registrant’s ordinary shares, registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in “Item 9. The Offer and Listing” and “Item 10. Additional Information,” respectively, of the Form 20-F described in, and incorporated by reference in, paragraph (a) above.

To the extent designated therein, certain Reports on Form 6-K and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold, or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into, and to be a part of, this Registration Statement from the date of filing of those documents. The information contained in any such document will automatically update and supersede any information previously incorporated by reference into this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. The directors may be liable to the Registrant and to third parties for infringement of the articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable. The Registrant maintains liability insurance for the benefit of its directors and executive officers.

In order to provide enhanced liability protection for its directors and to attract and retain highly qualified individuals to act as directors, the Registrant’s Board of Directors approved on May 3, 2005 the undertaking of the Registrant to indemnify Mr. Pierre-Olivier Beckers, Baron Georges Jacobs, Count Arnoud de Pret Roose de Calesberg, Count Richard Goblet d’Alviella, Mr. Robert J. Murray, Dr. William L. Roper and Mr. Didier Smits and all future directors to the maximum extent permitted by law, except if the liability or expense is covered by insurance taken by the Registrant or if the liability of a director would arise out of such director’s fraud or willful misconduct.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index, which immediately precedes the exhibits and is incorporated by reference herein.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brussels, Kingdom of Belgium, on July 17, 2012.

ETABLISSEMENTS DELHAIZE FRERES ET CIE “LE LION” (GROUPE DELHAIZE)

By:	/s/ Pierre-Olivier Beckers
Pierre-Olivier Beckers
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Miguel Silva Gonzalez and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 17, 2012.

Signature	Title

/s/ Mats Jansson	Chairman of the Board of Directors
Mats Jansson

/s/ Pierre-Olivier Beckers	President and Chief Executive Officer, Director
Pierre-Olivier Beckers	(Principal Executive Officer)

/s/ Pierre Bouchut	Executive Vice President and
Pierre Bouchut	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ G. Linn Evans	Senior Vice President
G. Linn Evans	(Authorized Representative in the U.S.)

/s/ Claire H. Babrowski	Director
Claire H. Babrowski

/s/ Shari L. Ballard	Director
Shari L. Ballard

/s/ Jacques de Vaucleroy	Director
Jacques de Vaucleroy

/s/ Hugh G. Farrington	Director
Hugh G. Farrington

/s/ Jean-Pierre Hansen	Director
Jean-Pierre Hansen

/s/ William G. McEwan	Director
William G. McEwan

/s/ Didier Smits	Director
Didier Smits

/s/ Jack L. Stahl	Director
Jack L. Stahl

/s/ Baron Luc Vansteenkiste	Director
Baron Luc Vansteenkiste

INDEX TO EXHIBITS

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit No.	Exhibit

4.1	Articles of Association of Delhaize Group (English translation)

4.2	Form of Amended and Restated Deposit Agreement, by and among Delhaize Group, Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of the Registrant’s American Depositary Shares (incorporated by reference herein to Exhibit (a) of the Registrant’s Registration Statement on Form F-6 filed with the Commission on January 20, 2009)

5	Opinion of Freshfields Bruckhaus Deringer LLP regarding validity of the Delhaize Group ordinary shares to be issued under the Delhaize Group 2012 U.S. Stock Incentive Plan

23.1	Consent of Freshfields Bruckhaus Deringer LLP (included in the opinion filed as Exhibit 5 to this Registration Statement)

23.2	Consent of DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises BV o.v.v.e. CVBA/SC s.f.d. SCRL

24	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Delhaize Group 2012 U.S. Stock Incentive Plan

99.2	Delhaize America, LLC 2012 Restricted Stock Unit Plan